                                                                     EXHIBIT 2.6


                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") made and entered into as of this 28th day of February, 1996, by and between SENIOR CARE OF WISCONSIN, INC., a Wisconsin corporation (hereinafter referred to as "Seller"),

                                      AND

         BALANCED CARE CORPORATION, or its assigns, a Delaware corporation (hereinafter referred to as "Buyer").

                              W I T N E S S E T H:

         WHEREAS, Seller is the owner of certain residential facilities that are operated under the name "Harmony Manor" and located in Portage, Pardeeville, Waupun, Mauston, Beloit, Monroe and Tomah, Wisconsin
(collectively, the "Facilities"); and

         WHEREAS, Seller desires to sell certain assets used or held for use in the operation of each of the Facilities to Buyer on the terms and conditions hereinafter set forth, to which Buyer is agreeable.

         NOW, THEREFORE, in consideration thereof and the mutual covenants hereinafter set forth, and for good, valuable and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, do covenant and agree as follows:

SECTION 1.  PURCHASE OF ASSETS.

         1.1 Included Assets. Under the terms and conditions set forth in this Agreement, and based upon the representations and warranties of Seller on the Closing Date (as defined in Paragraph 3.3), Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any and all interests, claims, liens and encumbrances, all of Seller's right, title and interest in and to the following assets, property, leases, leasehold improvements, contracts, licenses, permits and other rights of Seller (collectively, the "Assets"):

                  (a) All inventories of supplies, drugs, food, beverages, medical supplies, linens and other similar disposables and consumables which are owned by Seller and are usable and on hand at each of the Facilities on the Closing Date (collectively, the "Inventory").

                  (b) All Facility leases and other leases for real or personal property, equipment, furnishings, furniture or other improvements arising in connection with or relating to the operation of each of the Facilities as listed on Schedule 1.1(b)

         (collectively, the "Leases").

                  (c) All contracts, agreements, management agreement, concessions, purchase orders, sales orders, supply contracts, service agreements or other commitments arising in connection with or relating to the operation of each of the Facilities as listed on Schedule 1.1(c), including but not limited to contracts arising under or in connection with the Community Option Program (collectively, the "Contracts").

                  (d) All licenses, permits, registrations, approvals, certificates, consents, accreditations, entitlements, memberships, franchises and other authorizations arising in connection with or relating to the operation of each of the Facilities, if any, as listed on Schedule 1.1(d) (collectively, the "Licenses and Permits").

                  (e) All resident records, resident agreements, resident care policies, admission agreements, third-party payor agreements, employee rosters, employee records, employee files, employment agreements, confidentiality agreements, medical staff rosters and files, financial records, advertising materials, proprietary materials, programs, manuals, handbooks and promotional materials arising in connection with or relating to the operation of each of the Facilities.

                  (f) All rights under express or implied warranties, representations or guarantees vested in or that may be asserted by or on behalf of Seller with respect to any of the Assets, including but not limited to any of the foregoing arising under the Community Option Program.

                  (g) All claims, rights and choses in action that are being or may be asserted by or on behalf of Seller with respect to any of the Assets.

                  (h) All of Seller's right, title and interest in and to the trade names "Harmony Manor," "Harmony Manor II" or variations thereof, and all other trade names used at each of the Facilities, each of which are set forth on Schedule 1.1(h); provided, however, Seller shall be permitted to use the name "Harmony" in connection with Seller's facilities located in Dane County and Manitowac County, Wisconsin, and at such other locations that are not in conflict with Seller's covenant-not-to-compete set forth in Paragraph 12.5 of this Agreement. In addition, Buyer shall be permitted to use the trade names set forth on Schedule 1.1(h) with respect to any additional facilities with Seller's prior approval, which approval may be withheld in Seller's sole and absolute discretion.

                  (i) All other tangible or intangible property owned by Seller arising in connection with or relating to the operation of each of the Facilities as listed in Schedule 1.1(i).

                  (j) All of Seller rights and interests in and to all employees employed at any of the Facilities who elect, in their sole and absolute discretion, to be employed by Buyer on and as of the Closing Date.

         SECTION 2. ASSUMPTION OF LIABILITIES.

                  2.1 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, Buyer shall assume and agree to pay, perform and discharge the following and only the following liabilities of Seller as the same exist at 12:01 a.m on the Closing Date (collectively, the "Assumed Liabilities"):

                  (a) Seller's liability after the Closing Date for the Leases listed on Schedule 1.1(b).

                  (b) Seller's liability after the Closing Date for the Contracts listed on Schedule 1.1(c).

                  (c) Seller's obligations as of the Closing for inventory and supplies to be delivered after the Closing in the ordinary course of business and which inventory and supplies are not included in the Inventory purchased by Buyer at the Closing.

                  (d) Seller's obligations under its Benefit Plan as set forth on Schedule 4.14 as of the Closing and continuing for the 1996 calendar year for continuation of the employee benefits for all employees retained by Buyer.

         Buyer shall not be liable for, and Seller shall indemnify and hold Buyer harmless from and against, any asserted liability directly relating to a defect in the assignment of the Assumed Liabilities from Seller to Buyer resulting from any act or failure to act on the part of Seller, which shall include penalties, premiums, termination or the like resulting from such assignment.

         2.2 Excluded Liabilities. Except for the Assumed Liabilities, no obligation or liability of Seller relating to or arising from the operation of each of the Facilities or the other Assets on or prior to the Closing, of any nature (whether expressed or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued, due or to become due), is to be assumed by Buyer, nor shall Buyer be liable to pay, perform or discharge any such obligation or liability, nor shall the Assets be subject to any such obligation or liability (all such obligations or liabilities other than the Assumed Liabilities are referred to as the "Excluded Liabilities"). Subject to the limitations set forth in Paragraph 4.7, the term "Excluded Liabilities" includes among others, the following to the extent that such items are in existence on the Closing Date or arise after the Closing Date based on facts, circumstances or conditions existing prior to or on the Closing Date and to the extent they are not Assumed Liabilities:

                  (a) Long-term indebtedness and other obligations or guaranties of Seller.

                  (b) Federal, state or local tax liabilities or obligations of Seller in respect to periods prior to the Closing, and the transactions contemplated hereunder, including, without limitation, income taxes payable under the Internal Revenue Code 1986, as amended ("IRC"), any income tax, any franchise tax, any tax recapture, any accrued ad valorem property taxes, any FICA, workers' compensation and any and all other taxes or amounts due or payable for a period prior to the Closing. Sales and use taxes, transfer taxes, and all other impositions of tax arising solely by reason of the transfers contemplated by this Agreement (excluding all federal, state and local income and gross receipt taxes on the earnings or gross receipts of each of the Facilities through the Closing Date, which shall remain the sole responsibility of Seller) shall be the responsibility of and shall be borne equally by Seller and Buyer (any real estate and personal property taxes for the year in which the Closing occurs shall be pro-rated to the Closing Date, if the tax rates for the year in which the Closing occurs shall not be fixed prior to the Closing Date for a particular item of Assets, the pro-ration of taxes thereon shall be based upon the tax rate for the year prior to the Closing applied to the latest assessment valuation. However, in the event that any such taxes are increased for the year in which the Closing occurs, Seller shall then reimburse Buyer for amounts in excess of the proration as determined as of the Closing Date).

                  (c) Liabilities or obligations of Seller for brokerage or other commissions relating to this Agreement or to the transactions contemplated hereunder.

                  (d) Liabilities or obligations arising out of any breach by Seller of any Contract, Lease or any other agreement whether assumed by Buyer.

                  (e) Any liability arising out of or in connection with claims, acts or omissions arising from or relating to the ownership or operation of the Assets by Seller prior to Closing; all meters or other measures of actual use or consumption of any utility services of any kind, whether public, quasi-public or private, at or for each of the Facilities shall be read during the daylight hours on the day immediately preceding the Closing Date, with all charges, costs and expenses of such utility services so determined by such readings to be paid by Seller.

                  (f) Any debt, obligation, expense or liability of Seller arising out of or incurred in respect of any transaction of Seller occurring after the Closing or for any violation by Seller of any federal, state or local law, statute, rule, regulation, ordinance, order, judgment or decree.

                  (g) Any liability or obligation (contingent or otherwise) of Seller arising out of any threatened or pending litigation or claim (known or unknown).

                  (h) Any obligation or liability of Seller relating to any Hazardous Substances (as hereinafter defined in Section 6.2), including clean-up or other remedial action related thereto, that arises out of or results from any act, omission or occurrence or state of facts existing prior to Closing.

                  (i) Any other liabilities or obligations of Seller (contingent or otherwise) existing on the Closing Date or based on facts existing on or prior thereto and not expressly assumed by Buyer under this Agreement, including but not limited to any workers' compensation claims, insurance claims and all management fees and related expenses incurred by Seller in the operation of each of the Facilities.

         2.3 Adjustments to be Made at Closing. Operation of the Facilities until 12:01 a.m. on the Closing Date shall be for the account of Seller, and thereafter for the account of Buyer. The items of accrued liabilities and prepaid expenses set forth on Schedule 2.3 shall be prorated and/or adjusted between Buyer and Seller on and as of the Closing Date, and shall include, but not be limited to, employee wages, the credit for employee benefits (as more specifically set forth below), accounts receivable, advance resident fees and security deposits (together with any interest, late charges, penalties, collection fees and other sums that are or may become due and payable with respect thereto). Either party collecting any item that exceeds its proration of such item after the Closing Date shall remit the same to the other party within ten (10) days of the collection thereof. A credit for employee benefits shall be made in Buyer's favor in the amount set forth on Schedule 2.3 in consideration for Buyer's obligation to continue Seller's Benefit Plan as set forth on Schedule 4.14 for the calendar year of 1996 for all employees retained by Buyer.

         2.4 No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Liabilities and the transfer thereof by Seller shall not expand the rights or remedies of any person or entity against Buyer or Seller as compared to the rights and remedies that such person or entity would have had against Seller had Buyer not assumed the Assumed Liabilities. Without limiting the generality of the foregoing, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

SECTION 3.  PURCHASE PRICE, PAYMENT OF PURCHASE PRICE AND CLOSING.

         3.1      Purchase Price.

                  (a) The purchase price payable to Seller for the Assets (the "Price") is and shall be a total of One Million Eight Hundred Thousand Dollars ($1,800,000.00), subject to the adjustments, if any, to be made pursuant to Paragraph 3.1(b). The Price shall be allocated in the manner set out in Schedule 3.1, and the parties agree to report the transaction for federal tax purposes in accordance with such allocation. In consideration of an amount equal to Ten Thousand Dollars ($10,000.00), which amount is included in the Price and hereby acknowledged to be adequate and sufficient, Seller covenants not to compete with Buyer and not to solicit the contractors or employees of any of the Facilities, as more particularly set forth in
         Section 12.5 of this Agreement.

                  (b) The prorations made in connection with Schedule 2.3 shall be subtracted from, or added to, the Price at Closing, as the case may be.

         3.2. Payment of Purchase Price. The Price shall be paid to Seller as follows:

                  (a) Pursuant to that certain Letter of Intent executed and delivered by and between Buyer and Seller on January 19, 1996 (the "Letter of Intent"), Buyer has heretofore delivered to Grant Kief of Marcus & Millichap, as escrow agent for the parties (the "Escrow Agent"), an option payment in the sum of Five Thousand Dollars ($5,000.00) (the "Option Payment"), the receipt and sufficiency of which are hereby acknowledged by Seller, which Option Payment shall be held in escrow in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit "A" and by this reference incorporated herein (the "Escrow Agreement").

                  (b) Upon execution and delivery of this Agreement by the parties hereto, Buyer shall deliver to Escrow Agent a good faith deposit in the sum of Forty Five Thousand Dollars ($45,000.00) (the "Initial Deposit"), to be held in escrow in accordance with the terms and conditions of the Escrow Agreement.

                  (c) Provided the Closing has not previously occurred and neither party has terminated this Agreement in accordance with its terms, on March 19, 1996, Buyer shall deliver to Escrow Agent a good faith deposit in the sum of Fifty Thousand Dollars ($50,000.00) (the "Final Deposit"), to be held in escrow in accordance with the terms and conditions of the Escrow Agreement.

         Hereinafter, the Option Payment, the Initial Deposit and the Final Deposit may be collectively referred to as the "Deposits." At the Closing, the Deposits previously made by Buyer shall be paid to Seller and all interest, if any, earned thereon shall be returned to Buyer. If the Closing does not occur, the Deposits previously made by Buyer shall be distributed in accordance with the terms and conditions of the Escrow Agreement and this Agreement

                  (d) The balance of the Price shall be paid to Seller at the Closing in accordance with Section 3.4 (m) below.

         3.3. Closing Date and the Closing. The closing for the sale and purchase of the Assets hereunder (the "Closing") shall be conducted at the offices of Seller in Madison, Wisconsin or at such other location as may be mutually agreed upon by the parties hereto on the first to occur of (i) a date mutually agreed upon by the parties or (ii) the date that is ten (10) days after all of the conditions precedent set forth in this Agreement have been met and satisfied; however, in no event later than April 18, 1996 (the "Closing Date"), which date may be extended by the mutual agreement of the parties. TIME IS AND SHALL BE OF THE ESSENCE WITH RESPECT TO THE CLOSING.

         3.4 Closing Documents. At and as of the Closing, Seller and Buyer shall execute and deliver all such bills of sale, consents, endorsements, assignments and other instruments of assignment, transfer and conveyance as shall be necessary to transfer, assign and convey to Buyer all of the Assets to be transferred, assigned and conveyed under this Agreement, and for Buyer to assume the Assumed Liabilities hereunder, together with all consents and certificates required hereunder and all documents otherwise required under this Agreement, including, but not limited to, the following (collectively, the "Closing Documents"):

                  (a) A bill of sale in form and substance satisfactory to Buyer transferring to Buyer all of Seller's right, title and interest in and to the Assets, as applicable, and covenanting and warranting that Seller has good and marketable title to the items thereby transferred, free and clear of all liens, mortgages, charges, security interests and other encumbrances and against the acts of Seller.

                  (b) An assignment in form and substance satisfactory to Buyer transferring to Buyer all of Seller's right, title and interest in and to the Assets, as applicable, including but not limited to (i) the Contracts, Leases, Permits and Licenses and (ii) all warranties, representations and guarantees by third persons with respect to any of the Assets.

                  (c) A certificate in form and substance satisfactory to Buyer from Seller certifying that all representations and warranties made by Seller in this Agreement and any of the Closing Documents are and continue to be true and correct in all respects on and as of the Closing Date and each and every covenant and agreement of Seller to be performed prior to or as of the Closing Date pursuant to this Agreement or any of the Closing Documents have been performed in all respects.

                  (d) Copies of Seller articles of incorporation and bylaws, certified by Seller's corporate secretary.

                  (e) A certificate in form and substance satisfactory to Buyer from Seller's corporate secretary certifying as to duly adopted resolutions of Seller's board of directors and shareholders (if necessary), authorizing the execution and delivery of this Agreement and the Closing Documents, the transactions contemplated herein and therein, and the performance by Seller of its obligations hereunder and thereunder, together with a certificate of incumbency of the officers of Seller authorized to execute this Agreement and all documents related hereto.

                  (f) A certificate of status regarding Seller from the Secretary of State of Wisconsin dated no more than thirty (30) days prior to Closing.

                  (g) Copies of lien searches with respect to Seller and the Assets conducted in the appropriate counties of Wisconsin and at the Office of the Secretary of State of Wisconsin.

                  (h) An opinion of Seller's counsel ("Seller's Counsel"), dated as of the Closing Date, and addressed to Buyer to the effect that (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and is qualified to do business therein; (ii) the execution and delivery of this Agreement and the Closing Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the sale and purchase of the Assets have been duly authorized by all necessary corporate action on the part of Seller (including any necessary approval by Seller's shareholders);
          (iii) this Agreement and the Closing Documents executed by Seller are valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights and debtors' obligations generally;
          (iv) the execution and delivery of this Agreement and the Closing Documents, and the consummation of the transactions hereunder and thereunder by Seller, do not and will not constitute an event of default under, or a violation of, (A) Seller's articles of incorporation and bylaws, (B) to the best of Seller's Counsel's knowledge, any law, statute, rule or regulation of any court or governmental authority now in effect applicable to Seller or the Assets, or (C) to the best of Seller's Counsel's knowledge, any instrument, contract or other agreement to which Seller is a party or by which Seller is bound; (v) there is no pending or, to the best of Seller's Counsel's knowledge, threatened, litigation or other proceeding or governmental investigation against or relating to Seller or to the Assets or to the transactions contemplated by this Agreement and the Closing Documents; (vi) Seller has given all required notices (if any) to the Wisconsin Department of Health and Social Services, the appropriate human service agencies, the Facilities' residents and all other governmental authorities or other third parties that are necessary to permit the sale, transfer and conveyance of the Assets in accordance with the terms and conditions of this Agreement and all Department of Health and Social Services' laws, regulations and orders, all of which are in full force and effect and (viii) other than the notices referred to in Subparagraph
          (vi), no consents, authorizations, approvals or authorizations of, or registrations with, any governmental authorities or other third parties are necessary to permit the sale, transfer and conveyance of the Assets in accordance with the provisions of this Agreement or any applicable laws, statutes and regulations, all of which are in full force and effect. In connection with the foregoing opinion, Seller's Counsel shall be entitled to rely upon the genuineness of signatures (other than Seller's), the authenticity of original documents and the conformity to authentic originals of documents submitted as copies. As to factual matters, Seller's Counsel shall be entitled to rely on Seller's certification as to the truthfulness of statements of fact.

                  (i) A "FIRPTA" certificate in form and substance satisfactory to Buyer and in conformance with Section 1445(b)(2) of the IRC, to the effect that neither Seller nor any third-party seller/transferor is a foreign person.

                  (j) Seller's financial statements as required by Section 4.9.

                  (k) All other instruments, certificates, documents and information to which Buyer may be entitled under any other provisions of this Agreement or that Buyer may reasonably request in order to complete the Closing.

                  (l) An opinion of Buyer's counsel ("Buyer's Counsel"), dated as of the Closing Date, and addressed to Seller to the effect that (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is (or on the Closing Date will be) qualified to do business in the State of Wisconsin; (ii) the execution and delivery of this Agreement and the Closing Documents by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the sale and purchase of the Assets have been duly authorized by all necessary corporate action on the part of Buyer (including any necessary approval by Seller's shareholders); (iii) this Agreement and the Closing Documents executed by Buyer are valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws applicable to creditors' rights and debtors' obligations generally and (iv) the execution and delivery of this Agreement and the Closing Documents, and the consummation of the transactions hereunder and thereunder by Buyer, do not and will not constitute an event of default under, or a violation of, (A) Buyer's articles of incorporation and bylaws, (B) to the best of Buyer's Counsel's knowledge, any law, statute, rule or regulation of any court or governmental authority now in effect applicable to Buyer or the Assets or (C) to the best of Buyer's Counsel's knowledge, any instrument, contract or other agreement to which Buyer is a party or by which Buyer is bound. In connection with the foregoing opinion, Buyer's Counsel shall be entitled to rely upon the genuineness of signatures (other than Buyer's), the authenticity of original documents and the conformity to authentic originals of documents submitted as copies. As to factual matters, Buyer's Counsel shall be entitled to rely on Buyer's certification as to the truthfulness of statements of fact.

                  (m) Buyer shall tender to Seller the Price (subject to any adjustments pursuant to Paragraph 3.1(b)), less the Deposits previously made by Buyer, by wire transfer, bank cashier's check or certified check, as may be satisfactory to Seller, and said Deposits shall be paid to Seller with any accrued interest to be returned to Buyer.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller hereby represents, warrants and covenants to and in favor of Buyer, Buyer's designee(s), nominee(s), and assigns(s) that:

         4.1 Organization, Power and Ownership. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin, is qualified to do business in the State of Wisconsin and has the full power, authority and legal right to lease, own and operate the Assets leased or owned by it and to execute and deliver and to perform the provisions of this Agreement and the Closing Documents to which it is a party. Seller's shareholders are the only shareholders of Seller, collectively owning all of the issued and outstanding capital shares of Seller, and no other party has any right to vote or acquire any shares of Seller.

         4.2 Authorization. The execution and delivery of this Agreement and the Closing Documents by Seller, the performance by Seller of its obligations under this Agreement and the Closing Documents and the sale and purchase of the Assets have been duly authorized by all necessary corporate action on the part of Seller (including any necessary approval by Seller's shareholders). This Agreement has been, and on the Closing Date the Closing Documents executed by Seller hereunder will have been, duly executed and delivered by Seller, and constitute and will constitute the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

         4.3 Solvency. Seller is solvent and is not in default in the payment of liability or obligation, or subject to any judgment, order, decree, rule or regulation of any governmental authority that would, in each case or in the aggregate, adversely affect any of the Assets or the transactions contemplated under this Agreement. As used herein, "solvent" means that on a given date (i) the fair market value of the Assets of Seller is greater than the total amount of liabilities, including contingent liabilities of Seller, (ii) the present fair salable value of the Assets of Seller is not less than the amount that will be required to pay the probable liability of Seller on its debts as they become absolute and matured, (iii) Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond Seller's ability to pay as such debts and liabilities mature, (iv) Seller is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Seller's Assets would constitute an unreasonably small capital and (v) Seller has sufficient cash flow to enable it to pay its debts as they mature.

         4.4 Consents. Other than the notices referred to in Paragraph 4.11, no other consents, authorizations, approvals or authorizations of, or registrations with, any governmental authorities or other third parties are necessary to permit the sale, transfer and conveyance of the Assets in accordance with the provisions of this Agreement or any applicable laws, statutes and regulations, all of which are in full force and effect.

         4.5 Litigation. There are no actions, proceedings or investigations, pending or threatened, against or affecting Seller or the Assets, seeking to enjoin, challenge or collect damages in connection with the transactions contemplated under this Agreement or which could reasonably be expected to materially affect the financial condition or operations of Seller with respect to each of the Facilities or the Assets or the ability of Seller to carry out the transactions contemplated hereunder.

         4.6 No Violation. Except as set forth on Schedule 4.6 attached hereto, the execution and delivery of this Agreement and the Closing Documents by Seller, compliance with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not result in (i) the acceleration of any obligation of Seller with respect to any of the Assets,
(ii) the creation of any lien upon any of the Assets (other than pursuant to this Agreement) or (iii) the breach or violation of (A) any law, statute, rule or regulation of any court or governmental authority now in effect and applicable to Seller or the Assets, (B) the articles of incorporation or bylaws of Seller, (C) any judgment, order or decree of any court or governmental authority binding on Seller, (D) any Contract, instrument or other agreement to which Seller is a party or by which Seller is bound or (E) any License or Permit applicable to Seller or the Assets.

         4.7 The Facilities.

                  (a) Schedule 4.7 accurately describes all inspections by licensure and health officials, fire authorities and insurance inspectors of each of the Facilities in possession of Seller at the time of Closing that have been conducted by or on behalf of Seller by any governmental agency or any consultant since the last such inspection completed by or on behalf of Seller, and includes all matters that were noted by such governmental agency or consultant requiring correction or requested or recommended modifications, and the present status of each such noted matter.

                  (b) All Permits and Licenses required by applicable law relating to the operation of each of the Facilities are held by or on behalf of Seller and are valid and effective.

                  (c) All public utilities, including telephone, gas, electric power, sanitary and storm sewer and water are available to Seller as tenant under the Leases for each of the Facilities and, to the best of Seller's knowledge, such utilities are and have been adequate for Seller's operation of each of the Facilities.

                  (d) (i) Seller has not installed or caused to be installed any underground tanks or allowed the presence or disposal of, or caused to be allowed the presence or disposal of, any Hazardous Substances (as hereinafter defined in Section 6.2) in, on, under, from, over or related to any of the Facilities in violation of any Environmental Laws; (ii) no enforcement, cleanup, removal or other governmental or regulatory actions have been instituted against Seller or, to the best of Seller's knowledge, threatened against Seller or any of the Facilities; (iii) there is no current or, to the best of Seller's knowledge, prior violation or state of noncompliance with the Environmental Laws (as hereinafter defined in Section 6.2) by Seller with respect to any of the Facilities; (iv) no claims have been made against Seller, or to the best of Seller's knowledge, threatened against Seller by any third party with respect to any of the Facilities relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or related to any Hazardous Substance and (v) to the best of Seller's knowledge, there are no current, and have been no, businesses engaged in the storage, treatment or disposal of Hazardous Substances on any property adjacent to any of the Facilities.

                  (e) To the best of Seller's knowledge, there are no eminent domain or condemnation proceedings pending or threatened against or affecting any of the Facilities.

Prior to the Closing Date unless otherwise specified, Buyer shall have made an on-site physical and environmental investigation of each of the Facilities. Buyer expressly acknowledges that Buyer has not relied on any warranties, promises, understandings, or representations, express or implied, of Seller or any agent of Seller relating to any of the Facilities which are not contained in this Agreement, and that BUYER IS TAKING POSSESSION OF THE FACILITIES IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "As Is." Except as expressly set forth in this Agreement, Buyer acknowledges that any and all engineering data or other information regarding the physical and environmental condition of the Facilities which Buyer has received or may receive from Seller or Seller's agents is furnished without any warranty whatsoever. By closing the transactions contemplated herein, Buyer will be deemed to have waived any and all objections, claims or causes of action against Seller with respect to the physical and environmental condition of the Facilities that are not based on, or that do not arise out of, the warranties, promises, understandings or representations of Seller specifically contained Paragraph 4.7 and Paragraph 4.11, including without limitation, any objections, claims or causes of action pursuant to Paragraphs 2.2, 4.11, 12.1 of this Agreement.

         4.8 Personal Property. Seller has good title to all of the Assets consisting of personality to be conveyed to Buyer hereunder, free and clear of all liens, claims, security interests and encumbrances whatsoever and, except for the personalty set forth on Schedule 4.8:

                  (a) The Assets consisting of the personalty, together with the property subject to the Leases, in the aggregate constitutes all of the tangible personal property used in or related to the operation of each of the Facilities as now operated by Seller.

                  (b) The Assets (including the Assets held under Leases which are to be transferred to Buyer hereunder) constitute all of the rights, properties and assets that Seller uses or holds to operate each of the Facilities.

         4.9. Financial Statements. Seller has provided Buyer with final, audited income statements, detailed for each of the Facilities, for the fiscal years ending December 31 for 1993 and 1994, together with a tentative year-end income statement for 1995 (which statement indicates that the net operating income of Seller, defined as net revenues less employee wages and benefits, occupancy costs [including lease expense] and other operating expenses [excluding depreciation and interest], but not including corporate administrative expenses is at least Six Hundred Fifteen Thousand Dollars ($615,000.00)); and, in addition to the foregoing, Seller shall deliver to Buyer a final financial statement for 1995, audited by a certified public accountant acceptable to Buyer, as soon as the same become available to Seller (collectively, the "Financial Statements"). The Financial Statements are, or upon completion will be, (i) true, correct and complete in all material respects, (ii) prepared in accordance with generally accepted accounting principles and the books and records for each of the Facilities and (iii) fairly and accurately present the financial condition of Seller and its operation of each of the Facilities for the dates and periods covered thereby. Since December 31, 1995:

                  (a) There has not been any material adverse change from that disclosed in the final, audited Financial Statements in the financial condition of Seller with respect to any of the Facilities, the Assets or the Assumed Liabilities, either individually or in the aggregate.

                  (b) Through the date of this Agreement, Seller has not suffered any casualty loss (whether or not such loss or damage shall have been covered by insurance) that affects the ability of Seller to operate any of the Facilities.

                  (c) Seller has not incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which may become an Assumed Liability hereunder except in the ordinary and regular course of Seller's operation of each of the Facilities.

                  (d) Seller has not made any capital expenditure or commitment for additions to property, plant or equipment in excess of Five Thousand Dollars ($5,000.00) for any of the Facilities.

                  (e) Seller has not paid any amount to any federal, state or local government or authority or any other third party for any claim, obligation, liability, loss, damage or expense, of whatever kind or nature, incurred or imposed under any Environmental Law in connection with any of the Facilities.

                  (f) There has not been any increase in the compensation or benefits to any employee at any of the Facilities (except in the ordinary course consistent with past practices).

                  (g) There has not been any transaction by Seller relating to any of the Facilities or their operation outside the ordinary course of business which materially and adversely affects the Assets or any Assumed Liability, either individually or in the aggregate.

         4.10 Insurance. A complete and accurate list of all insurance policies (including a statement of policy limits and deductibles) held by Seller relating to each of the Facilities now in force and effect, including, without limitation, professional liability, public liability, property damage, business interruption, product liability and workers' compensation or other coverage, is contained on Schedule 4.10. There are no outstanding requirements or recommendations that have been directed to Seller by any insurance company that issued any such policy or by any Board of Fire Underwriters, governmental authority or other similar body exercising similar functions that require or recommend any changes in the operation of any of the Facilities, or any repairs or other work to be done on or with respect to any of the Assets. Schedule 4.10 contains a letter from Seller's insurer certifying that Seller has maintained continuous insurance coverage in appropriate amounts with respect to each of the Facilities for the past three (3) years. There are no workers' compensation claims (actual, threatened or pending) not covered by insurance.

         4.11 Compliance with Laws and Licenses. Seller has operated each of the Facilities in accordance with all Department of Health and Social Services' laws, regulations and orders except for minor deficiencies that have been corrected or that have been noted on Schedule 4.11. Any deficiencies identified by the Department of Health and Social Services licensure inspections that have not been corrected by Closing and are a result of Seller's operation of the Facilities shall be corrected at Seller's cost and expense or identified on
Schedule 2.3 as an accrued liability and deducted from the Price pursuant to Paragraph 3.1(b). Seller holds all the Licenses and Permits required to be held by it to operate each of the Facilities in compliance with all Department of Health and Social Services' laws, regulations and orders. Schedule 1.1(d) describes each License and Permit and a true and correct copy of each has previously been delivered to Buyer by Seller. No notice from any authority in respect to the revocation, termination, suspension or limitation of any License or Permit has been issued or given to Seller, nor is Seller aware of the proposed or threatened issuance of any such notice. Seller has or will give all notices to the Wisconsin Department of Health and Social Services, the appropriate human service agencies, the Facilities' residents and all other governmental authorities or other third parties that are necessary to permit the sale, transfer and conveyance of the Assets in accordance with the terms and conditions of this Agreement and all Department of Health and Social Services' laws, regulations and orders, all of which are or shall be in full force and effect. Seller has previously delivered to Buyer true and complete copies, if any, of each of the Facilities' most recent (i) survey report and deficiency list, (ii) state licensing report and deficiency list and (iii) life-safety inspection report and deficiency list. The Facilities are, and at the Closing Date will be, licensed by the Wisconsin Department of Health and Social Services for an aggregate of 158 community-based residential facility beds.

         4.12 Inventories. All items of Inventory of Seller to be on hand on the Closing Date and included in the Price, consist and will consist, of items of a quality usable or salable in the ordinary course of Seller's operation of each of the Facilities. The quantities of all Inventory are reasonable and justified under the normal operations of each of the Facilities.

         4.13 Leases. Except as set forth on Schedule 1.1(b), neither Seller nor any of the Facilities is a party to or subject to any other Lease relating to the operation of each of the Facilities. Each Lease described on Schedule 1.1(b) is valid and in full force and effect. Except as set forth on Schedule 1.1(b), all of the Leases may be terminated by Seller or assigned to Buyer without the consent of any other party thereto.

          4.14 Employee Benefit Plans. Seller maintains only the benefit plan (the "Benefit Plan") as set forth on Schedule 4.14. Except to the extent set forth on Schedule 4.14, Seller does not maintain any of the following:

                  (a) Executive and Employee Arrangements. Any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plan, rabbi trust program, contract, arrangement or practice;

                  (b) ERISA Plans. Any "employee benefit plan" (as defined in
          Section 3(1) of ERISA, including, but not limited to, any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan or any plan, fund, program, arrangement of practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability or life insurance benefits; and

                  (c) Other Employee Fringe Benefits. Any stock purchase, scholarship, day care, prepaid legal services and severance pay.

         4.15 Contracts. Except as set forth on Schedule 1.1(c), neither Seller nor any of the Facilities is a party to or subject to any Contract relating to the operation of each of the Facilities. Each Contract described on Schedule 1.1(c) is valid and in full force and effect and there are no existing defaults by Seller thereunder. No event has occurred that (whether with notice, lapse of time, or both) would constitute an existing default by Seller under any of the Contracts. Except as set forth on Schedule 1.1(c), all of the Contracts may be assigned to Buyer without the consent of any other party thereto.

         4.16 Broker's and Finder's Fees. Neither Seller, nor anyone acting on behalf of Seller, has dealt with any finder, real estate broker or other person who is entitled to claim a fee or commission based upon the actions of Buyer, except for Marcus and Millichap ("Broker"), and Seller shall pay Broker's fee or commission and any other costs in connection therewith. If any other person shall assert a claim to a finder's fee or broker's fee or commission or other costs on account of any alleged employment as a finder or broker in connection with the sale and purchase of the Assets, Seller shall defend, indemnify and save the Buyer harmless from any such claim or proceeding thereon, and all costs, expenses, and liabilities arising in connection therewith, including but not limited to attorneys' fees and costs. The indemnity obligations of this Paragraph shall survive termination or expiration of this Agreement and Closing.

         4.17 Tax Returns. Seller has filed all federal, state, local and other tax returns, reports and statements required by whatsoever jurisdiction and for whatsoever reason required to be filed on or before the Closing Date, and has properly paid all taxes, assessments, fees, charges and other sums so reported or otherwise due to any government or jurisdiction, or installments or estimated payments thereof that are required to be paid on or before the Closing Date, including but not limited to income taxes, capital stock taxes, personal property taxes, unemployment compensation taxes, charges or contributions, social security ("FICA") contributions, withholding and employment taxes or similar amounts, sales and use taxes, real estate taxes, workmen's compensation premiums or assessments and any and all interests, additions and penalties thereon; none of Seller's federal or state income tax returns, Wisconsin state sales/use tax returns or any other tax or similar returns, reports or statements required by whatsoever jurisdiction have been audited or are currently under audit by the Internal Revenue Service, the Wisconsin Department of Revenue or any other governmental authority, jurisdiction, agency, department or instrumentality; no action has been taken, no matter exists and no transaction has been completed or is pending that will or may result in a deficiency for additional taxes, interest, additions or penalties levied or imposed for any period prior to or ending as of the date of this Agreement; there are no outstanding agreements or consents extending the statutory period of limitations applicable to any federal, state or local tax return, report or statement or the taxes reported thereon for any period ending on or before the date of this Agreement and there are no tax petitions, tax settlements, tax assessments or other tax claims or charges that have been, or to the best of Seller's knowledge and information, may be or might be assessed against Seller.

         4.18 Survival of Representations and Warranties. The representations and warranties of Seller set forth in this Section 4 shall survive the Closing.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER.

         Buyer hereby represents and warrants to Seller as follows:

         5.1 Corporate Organization; Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and authorized to do business in the Commonwealth of Pennsylvania and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the Closing Documents to which it is a party and otherwise to carry out the transactions contemplated hereunder and thereunder.

         5.2 Authorization. The execution and delivery of this Agreement and the Closing Documents by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the sale and purchase of the Assets have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and on the Closing Date the Closing Documents executed by Buyer hereunder will have been, duly executed and delivered by Buyer, and constitute and will constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

         5.3 No Violation. The execution and delivery of this Agreement and the Closing Documents by Buyer, compliance with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not result in (i) the breach or violation of (A) any law, statute, rule or regulation of any court or governmental authority now in effect applicable to Buyer; (B) the articles of incorporation and bylaws of Buyer; (C) any judgment, order or decree of any court or governmental authority binding on Buyer or (D) any instrument, contract or other agreement to which Buyer is a party or by which Buyer is bound.

         5.4 Broker's and Finder's Fees. Neither Buyer, nor anyone acting on behalf of Buyer, has done anything to cause or incur any liability for any broker's or finder's fees or the like in connection with this Agreement or any transaction contemplated hereby.

         5.6 Survival of Representations and Warranties. The representations and warranties of Buyer set forth in this Section 5 shall survive the Closing.

SECTION 6.  ENVIRONMENTAL INSPECTION.

         6.1 Inspections. At any time on or before March 19, 1996, Buyer or Buyer's agent may make one (1) or more inspections and tests of each of the Facilities for the presence of or contamination by Hazardous Substances (as that term is defined below). Buyer shall have the absolute right to choose and determine who shall perform such inspections and tests and when they shall be performed. Buyer shall be responsible for any cost or expense with regards to any inspections and tests ordered by Buyer. If the result or results of Buyer's inspections and/or tests show the presence of, or contamination by, Hazardous Substances, or the need for any type of remediation at any of the Facilities, Buyer may terminate this Agreement without any liability to Seller whatsoever and receive a return of the Deposits previously made by Buyer in accordance with the terms and conditions of the Escrow Agreement and this Agreement.

          6.2 Definitions. Where used in this Agreement, the term "Hazardous Substances" shall mean and include: (a) all hazardous or toxic substances, wastes or materials, including but not limited to those as now or hereafter defined by or designated in or pursuant to Environmental Laws (as hereinafter defined), and further including without limitation petroleum and products and derivatives thereof and other pollutants or contaminants, whether or not naturally occurring, including but not limited to asbestos or asbestos containing materials; (b) any activity now or hereafter undertaken, whether on, at or off the premises of any of the Facilities, that would (i) cause any of the Facilities to become a hazardous waste treatment, storage or disposal facility under, or otherwise subject any of the Facilities to the provisions of, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.
Section 6901 et seq., (ii) cause a release or disposal of Hazardous Substances on the premises of any of the Facilities under, or otherwise subject any of the Facilities to, the provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. or any similar state or local law or ordinance, (iii) cause the discharge of pollutants, contaminants or effluents into any water source or system, whether surface or subsurface, or of any emissions into the air, which would require a permit under the Federal Water Pollution Control Act, 33 U.S.C.
Section 1251 et seq., or the Clean Air Act, 42 U.S.C. Section 7401 et seq. or any similar state or local law or ordinance or (iv) cause any substances or conditions in, on or under the premises of any of the Facilities which may support a claim, charge or cause of action under any of the abovementioned laws or any other federal, state or local environmental laws, ordinances, rules, regulations, administrative or judicial orders, or any other environmental requirements (collectively, the "Environmental Laws"), including without limitation the presence of any underground storage tanks or underground deposits located on the premises of any of the Facilities, or the presence of asbestos or asbestos containing materials in any of the Facilities.

SECTION 7.  COVENANTS AND AGREEMENTS.

          7.1 Pre-Closing Activities. With respect to each of the Facilities, Seller shall, from the date of this Agreement to the Closing Date, except as otherwise specifically agreed to in writing by Buyer:

         (a) Make no borrowing or hypothecations that would encumber any of the Assets as of the date of or after the Closing or incur or agree to incur any liability or obligation of any material nature (absolute or contemplated) which may become an Assumed Liability hereunder except in the ordinary course of business;

         (b) Not modify, amend or cancel any of the Contracts, Leases, Permits or Licenses, or enter into any new contracts or leases with respect to any of the Assets with any third party, except on account of a default by any party (other than Seller) to the same or the normal expiration of the stated term thereof;

         (c) Not authorize or make any non-emergency capital expenditure that would affect the Assets;

         (d) Not increase the salary of any employee except in the ordinary course of business, or pay or agree to pay any bonus to any employee or adopt any other Benefit Plan, except in the ordinary course of business (and except where required by law);

         (e) Not sell, assign, lease or otherwise transfer or dispose of, or enter into any agreement to sell, assign, lease or transfer, any of the Assets, except in the ordinary course of business;

         (f) Not merge or consolidate or agree to merge or consolidate with or into any other entity;

         (g) Make such repairs, restorations and replacements as may be necessary or appropriate to keep and maintain the Assets in their present physical condition and state of repair and operation as they exist and are operated as of the date hereof, reasonable wear and tear excepted;

         (h) Keep and maintain any and all insurance for the Assets in full force and effect;

         (i) Not enter into any agreements or other arrangements that will or may incur obligations binding upon or against the Assets or Buyer subsequent to the Closing Date;

         (j) Comply with and cure all violations of laws, ordinances, rules, regulations, orders, decrees or requirements, whether public or private, affecting the Assets of which Seller has knowledge;

         (k) Timely pay, satisfy and discharge any amount of principal, interest, premium or penalty due or becoming due under any obligation with respect to the Assets and all other bills, charges and sums due or becoming due prior to the Closing Date with respect thereto or otherwise, including but not limited to the discharge of any liens, encumbrances, judgments, taxes, charges, assessments, security interests or chattel mortgages or any other claims now or hereafter imposed against the Assets;

         (l) Fully perform and observe all requirements, obligations and provisions of the Contracts, Leases, Permits and Licenses and any other agreements and arrangements for or relating to the Assets or operation, occupancy or maintenance thereof and promptly cure any violation, default or breach by Seller thereunder;

         (m) Not undertake any courses of conduct or action, or fail to do so, inconsistent with the requirements of this Agreement and Seller's obligations, covenants, representations and warranties herein provided, or that may prevent or hinder Buyer from satisfying its conditions precedent hereof, consummating the purchase of the Assets hereunder or fully realizing the acquisition of the Assets as hereby intended;

         (n) Use Seller's best efforts to maintain present employees and maintain Seller's relationship with suppliers, residents and others having business relations with Seller;

         (o) Upon Buyer's satisfaction or waiver in writing of the contingency set forth in Section 10 having a satisfaction date of April 2, 1996 and with Seller's prior consent, permit Buyer to contact any of Seller's personnel and make offers of employment to work at each of the Facilities after the Closing, which personnel shall be allowed to accept or reject such offers without penalty from Seller;

         (p) Upon Buyer's satisfaction or waiver in writing of the contingency set forth in Section 10 having a satisfaction date of April 2, 1996 and with Seller's prior consent, permit Buyer to contact any of Seller's residents and make offers for continued residency after the Closing, which residents shall be allowed to accept or reject such offers without penalty from Seller;

         (q) Permit Buyer and its authorized representatives (including without limitation, any attorneys or accountants designated by Buyer) to complete a review and to have access upon prior notice to Seller, at reasonable times that will allow Buyer to comply with the provisions of Section 10.1, to all properties, records and documents with respect to the Assets for the purpose of making such inspections and examinations as Buyer shall deem advisable, and furnish to Buyer and such representatives financial and other information with respect to the Assets as Buyer may from time to time request; provided, however, Buyer shall not have access to documents pertaining to resident records or operational policies, such as employee handbooks, procedure manuals and forms, until all of Buyer's contingency set forth in Section 10 having a satisfaction date of April 2, 1996 is satisfied or waived in writing by Buyer. Buyer agrees not to indicate to any third party (except for financing purposes or as required by law) the potential sale by Seller when obtaining any of the foregoing information and in the event of termination of this Agreement, Buyer shall return to Seller all such information and documents including copies thereof made by Buyer;

         (r) Permit Buyer to conduct architectural and engineering inspections of each of the Facilities, in the presence of Seller or Seller's agent, at reasonable times that will allow Buyer to comply with the provisions of Section
10.2 and Section 10.3; and

         (s) Permit Buyer to validate Seller's Inventory and if Buyer deems necessary to conduct a physical inventory.

         7.2 Pre-Closing Deliveries. Except as may otherwise be provided in
Section 7.1(q), within ten (10) days after the date hereof, Seller shall deliver to Buyer the following instruments and documents, or true, correct and complete copies thereof, which shall be satisfactory to Buyer both as to form and substance:

                  (a) All Contracts or Leases and other instruments required or appropriate for the use, occupancy, operation or maintenance of each of the Facilities or any of the other Assets, including but not limited to regulations on Community-Based Residential Facilities (as that term is defined in the applicable sections of the Wisconsin Statutes ("CBRF")).

                  (b) All real estate and personal property tax statements or bills for or relating to each of the Facilities or any of the other Assets for the applicable current tax year or years, and all tax assessments or notices thereof upon which such taxes are based.

                  (c) All warranties, representations and guarantees made by third parties with respect to any of the Assets that are currently in possession of Seller.

                  (d) All pleadings, motions and related documents filed in any pending litigation relating to or affecting any of the Assets.

                  (e) All building permits, zoning permits, subdivision plans, surveys and appraisals prepared within thirty-six (36) months before the date hereof, for or relating to any of the Facilities that are currently in possession of Seller.

                  (f) All correspondence, communications or notices, including but not limited to those asserting default, violation or breach or declaring a cancellation or termination, relating to any of the agreements, instruments, documents or other information identified or set forth in this Section 7, or to any matters affecting the Assets.

                  (g) All Contracts, Leases, Permits and Licenses or other instruments or arrangements relating to the ownership, operation, use, occupancy or maintenance of the Assets currently being negotiated by Seller or hereafter entered into by Seller (but only with the prior written consent of Buyer).

                  (h) Copies of any instruments, documents or any other information that varies or changes any of the agreements, instruments, documents or information identified or set forth in this Agreement, or in the Schedules hereto attached or in any of the Exhibits or other documents or information to be supplied to Buyer by Seller as elsewhere herein provided.

                  (i) A current statement regarding workers' compensation claims made or threatened against Seller with respect to each of the Facilities and the current experience rating therefor.

                  (j) All survey reports as provided for in Section 4.11.

                  (k) A list containing the names for all regular full-time and part-time employees of Seller currently employed at each of the Facilities.

         7.3 Seller's Best Efforts. Seller covenants and agrees to use its best and most diligent efforts to cause all of its covenants and agreements and all conditions precedent to Seller's obligations to close hereunder to be performed, satisfied and fulfilled.

         7.4 Buyer's Best Efforts. Buyer covenants and agrees to use its best and most diligent efforts to cause all of its covenants and agreements and all conditions precedent to Buyer's obligations to close hereunder to be performed, satisfied and fulfilled.

         7.5 Preservation of Records. After the Closing, Buyer shall keep and preserve all medical records and other records of each of the Facilities existing as of the Closing and which are required to be kept and preserved (i) by any applicable federal or state law or regulations or (ii) in connection with any claim or controversy still pending involving Seller. After the Closing, upon reasonable written notice by Seller to Buyer, Seller, at its own cost and expense, shall be entitled, during regular business hours, to have access to and make copies of all records pertaining to the operation of each of the Facilities (other than medical records which shall be governed by the provisions of Section 7.6) prior to the Closing for any lawful corporate purpose.

         7.6 Seller's Access to Resident Records. To the extent permitted by law, Seller, at its own cost and expense, shall be entitled, after the Closing, during the regular business hours of each of the Facilities, to have access to and make copies of the resident records, including the medical records and medical charts of any resident admitted to each of the Facilities on or before the Closing. In addition, subject to the prior consent of Buyer, Seller shall be entitled to copy and remove any such record or chart, but only for purposes of pending litigation involving a resident to whom such record or chart refers, as certified in writing prior to removal by an officer of Seller or counsel retained by Seller in connection with such litigation.

         7.7 Casualty. If any part of the Assets are damaged or destroyed in whole or in part prior to the Closing, and the fair market value of such damage or destruction is less than Two Hundred Fifty Thousand Dollars ($250,000.00), Seller shall, at Buyer's option, either (i) reduce the Price by the fair market value of the Assets damaged or destroyed, such value to be determined as of the date immediately prior to such damage or destruction and Seller may keep the insurance proceeds or (ii) upon the Closing, transfer the proceeds of the insurance (together with the amount of any deductible paid by Seller) to Buyer, and Buyer may restore the damaged Assets. If any part of the Assets are damaged or destroyed in whole or in part prior to Closing and the fair market value of such damage is greater than Two Hundred Fifty Thousand Dollars ($250,000.00), Buyer may elect either to (i) require Seller upon the Closing to transfer the proceeds of the insurance to Buyer (together with the amount of any deductible paid by Seller), and Buyer may restore the damaged Assets or (ii) terminate this Agreement and receive a return of the Deposits previously made by Buyer in accordance with the terms and conditions of the Escrow Agreement and this Agreement. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, Seller carries with respect to any of the Assets shall be increased by an amount equal to the Price, provided that it is feasible to obtain such insurance from Seller's current insurance carrier.

         7.8 Seller's Insurance. After the Closing, Seller's liability for professional liability claims relating to or arising from acts or omissions prior to the Closing shall continue to be covered by Seller's insurance.

         7.9 License Reissuance. As set forth in Paragraph 10.9, assurance to Buyer of the intention of the Wisconsin Department of Health and Social Services to issue the necessary Licenses and Permits for the operation of the Facility upon and after Closing hereunder is a condition to Buyer's obligation to close. Accordingly, Seller shall cooperate with Buyer's efforts to obtain such assurance by taking all action reasonably required of Seller to assist Buyer. Upon execution of this Agreement, Seller shall:

                  (a) Provide Buyer with copies of all Licenses and Permits;

                  (b) Notify the Wisconsin Department of Health and Social Services of the pending change of ownership of the Facility (if required by the Department of Health and Social Services); and

                  (c) Provide such other notices (if required by the Department of Health and Social Services) including (i) notices to residents of the Facility and (ii) notices to human service agencies. Prior to sending any of the foregoing notices, Seller shall provide copies to Buyer for review and approval, which approval shall not be unreasonably withheld.

         7.10 Wage Claims. Seller shall provide Buyer at Closing with notices, if any, of existing claims against Seller as of the Closing Date (whether under federal or state law, under any employment agreement or otherwise) on account of or for wages, salary, insurance, paid time-off, holiday pay or bonuses of any present or former employee.

         7.11 Employment Matters. From the date hereof until the Closing Date, with respect to each of the Facilities, Seller shall operate each of the Facilities in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and shall not engage in any unfair labor practice that may result in (A) an unfair labor practice complaint against Seller before the National Labor Relations Board; (B) a labor strike, dispute, slowdown or stoppage against or involving or affecting Seller or (C) a grievance or any arbitration proceeding against or involving or affecting Seller.

SECTION 8.  TERMINATION.

         Anything else to the contrary notwithstanding in this Agreement, on or prior to the specified date or the Closing Date, as the case may be, the obligations of the parties hereunder may be terminated by written notice from the terminating party to the non-terminating party, which written notice shall contain a brief statement regarding the reason(s) for termination, as follows:

                  (a) By Buyer (i) in the event that the transactions contemplated hereunder have been prohibited or enjoined by any reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; (ii) in the event the conditions precedent to Buyer's obligation to close are not satisfied and performed in full in accordance with the terms of this Agreement; (iii) in the event Seller breaches or violates any provision of this Agreement in any respect or fails to perform any covenant or agreement to be performed by Seller under the terms of this Agreement in any respect and if such failure continues for ten (10) days after written notice is given by Buyer to Seller regarding the breach or violation or the demand for the performance of such covenant or agreement and such breach, violation or failure is not waived in writing by Buyer after the applicable cure period and prior to Closing. If the cure period extends beyond the Closing Date, the Closing Date shall automatically be extended until the first business day after expiration of the cure period.

                  (b) By Seller (i) in the event that the transactions contemplated hereunder have been prohibited or enjoined by reason of any final judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving either Buyer or Seller; (ii) in the event the conditions precedent to Seller's obligation to close are not satisfied and performed in full in accordance with the terms of this Agreement; or (iii) in the event Buyer breaches or violates any provision of this Agreement in any respect or fails to perform any covenant or agreement to be performed by Buyer under the terms of this Agreement in any respect and if such failure continues for ten (10) days after written notice is given by Seller to Buyer regarding the breach or violation or the demand for the performance of such covenant or agreement and such breach, violation or failure is not waived in writing by Buyer after the applicable cure period and prior to Closing. If the cure period extends beyond the Closing Date, the Closing Date shall automatically be extended until the first business day after expiration of the cure period.

                  (c) By Buyer or Seller if the Closing hereunder shall not have taken place by the Closing Date or such later date as shall be agreed upon by an amendment to this Agreement, and any such termination shall not affect the rights of the parties hereunder.

                  (d)      By Seller and Buyer by mutual agreement.

In the event of termination by Buyer or Seller, as the case may be, under
Section 8(a)(i), 8(a)(iii) or 8(b)(i), Buyer shall be entitled to a return of the Deposits. Disbursement of the Deposits to Buyer or Seller, as the case may be, shall be made by Escrow Agent pursuant to the terms and conditions of the Escrow Agreement and this Agreement.

SECTION 9.  AMENDMENT OF AGREEMENT

         At any time on or prior to the Closing Date, Buyer or Seller, may, by written notice to the other (and without a written amendment signed by both parties):

                  (a) Extend the time for performance by the other party of any of the obligations or other actions of the parties hereto:

                  (b) Waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant hereto; and

                  (c) Waive compliance by the other party with any of the covenants or conditions contained in this Agreement (including, without limitation, a condition precedent to its obligations to close).

SECTION 10.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

         The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to and contingent upon the satisfaction on or before the specified date or the Closing Date, as the case may be, of the following express conditions precedent:

         10.1 Initial Review. On or before February 18, 1996, Buyer shall have completed its initial review of Seller's operations as contemplated in Paragraphs 6 and 7 of the Letter of Intent, the results of which shall be satisfactory to Buyer in its sole and absolute discretion.

         10.2 Environmental Report. On or before March 19, 1996, at Buyer's option and expense, Buyer shall have received a written report from a qualified geotechnical or engineering firm, in a form and substance, satisfactory to Buyer, concerning the presence, handling, treatment and disposal of Hazardous Substances on, in or under any of the Facilities and disclosing (i) the results of a review of prior uses of each of the Facilities disclosed by local public records, including the chain of title, (ii) contacts with local officials to determine whether any records exist with respect to the disposal of Hazardous Substances at any of the Facilities, (iii) the necessity and nature of any soil samples and groundwater samples that need to be taken consistent with good engineering practice and (iv) the necessity and nature of any remedial action that need to be taken. The results of the environmental inspection shall be satisfactory to Buyer in its sole and absolute discretion.

         10.3 Physical Inspection. On or before March 19, 1996, Buyer shall have inspected the physical condition of each of the Facilities including the improvements and the HVAC, electrical, plumbing and other systems, and, at Buyer's option and expense, shall receive the written report in form and substance satisfactory to Buyer from a qualified engineering firm approved by Buyer or any engineer employed by Buyer to the effect that the improvements at each of the Facilities have been constructed in compliance with, and currently are in compliance with, all governmental requirements, including without limitation the Americans With Disabilities Act, and with all restrictions of record applicable thereto which materially affect the Buyer's intended use of each of the Facilities. The results of the physical inspections shall be satisfactory to Buyer in its sole and absolute discretion.

         10.4 Financing Commitment. On or before April 2, 1996, Buyer shall have received a written binding commitment from a real estate investment trust or other financing source(s) to provide the necessary financing for Buyer's acquisition of the Assets under this Agreement upon terms and conditions satisfactory to Buyer in its sole and absolute discretion. .

         10.5 Authorization. On or before March 19, 1996, Buyer shall have received authorization by all necessary corporate action on the part of Buyer, including but not limited to approval by its board of directors, of the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the sale and purchase of the Assets.

         10.6 Performance. Seller shall have performed each and every covenant and obligation required to be performed by it on or prior to the Closing.

         10.7 Representations and Warranties. Each and all of the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date, as though given as of the Closing Date, and Seller shall have delivered to Buyer officers' certificates to that effect.

         10.8 Proceedings. Buyer shall have reviewed and approved all proceedings to be taken by Seller in connection with the transactions contemplated hereunder and all documents and certificates incident thereto, including Seller's articles of incorporation and bylaws, a good standing certificate for Seller issued by the Secretary of the State of Wisconsin, dated no more than thirty (30) days prior to the Closing, resolutions adopted by Seller and its shareholders (if necessary), certified by the corporate secretary of Seller, approving this Agreement and the transactions contemplated hereby and such other documents and certificates as Buyer shall reasonably request.

         10.9 Governmental Concurrences. On or before March 31, 1996 (which date shall automatically be extended until April 10, 1996 if Buyer has not received the following), Buyer shall have received and approved evidence satisfactory to Buyer in its sole and absolute discretion that (i) Seller has operated each of the Facilities in accordance with all Department of Health and Social Services' laws, regulations and orders, except for minor deficiencies that have been corrected or that have been noted on Schedule 4.11, (ii) none of the Facilities are subject to, or to the best of Seller's knowledge threatened with, any hold on admissions or other sanction and there are no outstanding, or threatened, notices of deficiency resulting from any inspection of any of the Facilities that have not been provided for by Seller and (iii) Buyer shall be able to obtain all licenses, permits, accreditations, authorizations and certifications required for the operation of the Facilities by Buyer for its intended use thereof from all applicable governmental authorities and other third parties upon and after Closing.

         10.10 Contracts and Leases. On or before March 31, 1996, Buyer shall have received evidence satisfactory to Buyer that all of the Contracts and Leases to be transferred hereunder will either be (i) validly assigned or (ii) terminated and renegotiated on terms and conditions reasonably acceptable to Buyer.

         10.11 Notices. On or before March 31, 1996, Buyer shall have received evidence satisfactory to Buyer that Seller has given all notices (if any) required under Paragraph 7.9 in compliance with all Department of Health and Social Services' laws, regulations and orders.

         10.12 Litigation. No action or proceeding shall have been instituted and no order, decree or judgment of any court, agency, commission or authority shall be in affect questioning the validity of this Agreement or seeking to restrain the consummation thereof which would in Buyer's good faith opinion render it impossible or inadvisable to consummate the transactions provided for in this Agreement.

         10.13 Opinion of Counsel. Buyer shall have received an opinion of counsel to Seller, reasonably acceptable to Buyer's Counsel, substantially in the form as set forth in Section 3.4(h).

         10.14 Schedules and Other Instruments. On or before March 31, 1996, Buyer shall have reviewed and approved each Schedule to this Agreement to be provided by Seller. Each Schedule to this Agreement shall be considered a part hereof as if set forth herein in full. Any Schedules provided for herein that are revised after March 31, 1996 and that indicate an additional obligation or liability of Buyer arising on or after the Closing shall be subject to the approval of Buyer.

If any of the foregoing express conditions precedent are not satisfied on or before the specified date or the Closing Date, as the case may be, Buyer may, in the exercise of its sole and absolute discretion, terminate this Agreement without any liability to Seller whatsoever and receive a return of the Deposits previously made by Buyer in accordance with the terms and conditions of the Escrow Agreement and this Agreement. In the event Buyer fails to provide written notice of termination pursuant to Section 8 or written notice of waiver with respect to the foregoing conditions precedent, said conditions precedent shall be deemed satisfied.

SECTION 11.  CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE.

         The obligation of Seller to consummate the transaction contemplated by this Agreement is subject to and contingent upon the satisfaction on or before the specified date or the Closing Date, as the case may be, of the following express conditions precedent:

         11.1 Contracts. On or before March 19, 1996, Seller shall have received evidence satisfactory to Seller that, on and as of the Closing Date, Seller's landlords under the Leases will either (i) release Seller from all liability as tenant thereunder and consent to the assignment of said Leases to Buyer as tenant or (ii) terminate the Leases with Seller and enter into new leases with Buyer for each of the Facilities. If this condition precedent is not satisfied or waived in writing by Seller, Seller may, in the exercise of its sole and absolute discretion, terminate this Agreement and Buyer shall receive a return of the Deposits previously made by Buyer in accordance with the terms and conditions of the Escrow Agreement and this Agreement and Seller shall have no other liability to Buyer.

         11.2 Performance. Buyer shall have performed each and every covenant and obligation required to be performed by it on or prior to the Closing. If this condition precedent is not satisfied or waived in writing by Seller, Seller may, in the exercise of its sole and absolute discretion, terminate this Agreement and the Deposits previously made by Buyer shall be released in favor of Seller in accordance with the terms and conditions of the Escrow Agreement and this Agreement without any other liability to Buyer.

         11.3 Representations and Warranties. Each and all of the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date, as though given as of the Closing Date. If this condition precedent is not satisfied or waived in writing by Seller, Seller may, in the exercise of its sole and absolute discretion, terminate this Agreement and the Deposits previously made by Buyer shall be released in favor of Seller in accordance with the terms and conditions of the Escrow Agreement and this Agreement without any other liability to Buyer.

         11.4 Opinion of Counsel. Seller shall have received an opinion of counsel to Buyer, reasonably acceptable to Seller's counsel, substantially in the form as set forth in Paragraph 3.4(l). If this condition precedent is not satisfied or waived in writing by Seller, Seller may, in the exercise of its sole and absolute discretion, terminate this Agreement and the Deposits previously made by Buyer shall be released in favor of Seller in accordance with the terms and conditions of the Escrow Agreement and this Agreement without any other liability to Buyer. In the event Seller fails to provide written notice of termination pursuant to Section 8 or written notice of waiver with respect to the foregoing conditions precedent, said conditions precedent shall be deemed satisfied.

SECTION 12.  INDEMNIFICATION.

         12.1 Indemnification by Seller.

         Subject to the limitations set forth in Paragraph 12.3, from and after the Closing Date, Seller agrees to and does hereby indemnify and hold Buyer, its successors and assigns, harmless at all times from and against and in respect of any of the following, to the extent that they are in existence at the Closing Date or arise after the Closing Date based upon facts, circumstances or conditions existing prior to the Closing or on the Closing Date (regardless of the date of discovery):

                  (a) Any and all damages, claims, deficiencies, liabilities, losses or costs resulting from any Excluded Liability, or from any breach of any representation or warranty of Seller or from any breach of any covenant or agreement of Seller under this Agreement, or from the ownership, lease, management, operations and interests of Seller in or to the Assets prior to Closing, and from any act or omission of Seller, its agents or employees prior to Closing.

                  (b) All demands, assessments, judgments, costs and legal or other expenses (including attorneys' fees, penalties and interest) incurred by Buyer arising from or in connection with any action, suit, proceeding or claim incident to any of the matters set forth in (a) above.

                  (c) Subject to the provisions of Paragraph 12.4 below, Buyer shall be reimbursed on demand for loss, damage, cost or expense suffered by it in connection with any action, suit, proceeding or claim incident to any of the matters set forth in (a) or (b) above.

         12.2 Indemnification by Buyer.

         Subject to the limitations set forth in Paragraph 12.3, from and after the Closing Date, Buyer agrees to and does hereby indemnify and hold Seller, its successors and assigns, harmless at all time from and against and in respect of any of the following, to the extent that they are in existence at the Closing Date or arise after the Closing Date based upon facts, circumstances or conditions arising prior to the Closing or on the Closing Date the Closing Date (regardless of the date of discovery):

                  (a) Any and all damages, claims, deficiencies, liabilities, losses or costs resulting from any Assumed Liability, or from any breach of any representation or warranty of Buyer or agreement on the part of Buyer under this Agreement, or from the ownership, lease, management, operations and interests of Buyer in or to the Assets after the Closing, and from any act or omission of Buyer, its agents and employees, after the Closing.

                  (b) All demands, assessments, judgments, costs and legal or other expenses (including attorneys' fees, penalties and interest) incurred by Seller arising from or in connection with any action, suit, proceeding or claim incident to any of the matters set forth in
         (a) above.

                  (c) Subject to the provisions of Paragraph 12.4 below, Seller shall be reimbursed on demand for loss, damage, cost or expense suffered by it in connection with any action, suit, proceeding or claim incident to any of the matters set forth in (a) or (b) above.

         12.3 Limitation of Liability. Notwithstanding the foregoing, Seller's and Buyer's indemnification obligations set forth in Paragraphs 12.1 and 12.2, respectively, shall be subject to the following limitations:

                           (a) Except as set forth in Subparagraph (c) below,
                  no indemnification shall be made under Paragraph 12.1 or Paragraph 12.2 until the aggregate amount of the indemnified parties' claims thereunder exceeds the amount of Ten Thousand Dollars ($10,000.00), but if the aggregate amount of the claims thereunder exceeds the amount of Ten Thousand Dollars ($10,000.00), indemnification shall be made by the indemnifying party thereunder to the full extent of the damages.

                           (b) Except as set forth in Subparagraph (c) below,
                  the indemnifying party shall be obligated to indemnify the indemnified party by virtue of Paragraph 12.1 or Paragraph
                  12.2 only for those claims as to which the indemnifying party has received written notice thereof from the indemnified party within two (2) years after the Closing Date; provided, however, that with respect to any claim relating to an Assumed Liability or Excluded Liability, the indemnifying party's liability under Paragraph 12.1 or Paragraph 12.2, as the case may be, shall not be limited as to time or amount.

                           (c) The indemnifying party's liability under
                  Paragraph 12.1 and 12.2, as the case may be, shall not be limited as to time or amount with respect to any claim relating to an Assumed Liability or an Excluded Liability.

                           (d) The limitations set forth herein shall not apply
                  to claims arising out of (i) fraud or (ii) the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statement of fact contained therein not misleading.

         12.4. Third Party Claims. The indemnified party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the indemnified party may compromise or settle the same; provided, that the indemnified party shall give the indemnifying party advance notice of any proposed compromise or settlement. The indemnified party shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by the indemnifying party, provided that the fees and expenses of such counsel shall be borne by the indemnifying party to undertake, conduct and control the conduct and settlement of such action or suit, (iv) the indemnifying party shall not thereby permit to exist any encumbrance upon any asset of the indemnified party; (v) the indemnifying party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release form liability with respect to such action or suit to the indemnified party; (vi) the indemnifying party shall permit the indemnified party to participate in such conduct or settlement through counsel chosen by the indemnified party and (vii) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any damages including fees and expenses of counsel for the indemnified party incurred after giving the foregoing notice to the indemnifying party and prior to the assumption of the conduct and control of such action or suit by the indemnifying party.

         12.5 Covenant-Not-To Compete and Not-To Solicit.

                  (a) For a period of five (5) years after the Closing, neither Seller, nor any entity controlled by Seller, directly or indirectly, shall own, operate, manage, provide consulting services to, finance or invest in any CBRF or other related business or operation within a radius of ten (10) miles from any of the Facilities.

                  (b) For a period of two (2) years after the Closing, neither Seller, nor any entity controlled by Seller, directly or indirectly, shall, (i) on a full-time or part-time basis, employ or contract with employee retained by Buyer on and as of the Closing Date who provides, or who has provided, services to any of the Facilities or (ii) otherwise induce any employee or contractor to terminate his or her relationship with Buyer.

                  (c) Other than the Facilities' employees employed by Buyer on and as of the Closing Date, for a period of two (2) years after the Closing, neither Buyer, nor any entity controlled by Buyer, directly or indirectly, shall, (i) on a full-time or part-time basis, employ or contract with any of Seller's employees or (ii) otherwise induce any employee or contractor to terminate his or her relationship with Seller, unless authorized in advance by Seller (specifically by Rebecca C. Collins, President) in the exercise of its sole and absolute discretion.

The restrictive covenants set forth in this Paragraph 12.5 shall be specifically enforceable by a preliminary and/or permanent injunction issued by a court sitting in equity, in addition to all other remedies that may be available for its violation; it being acknowledged, understood and agreed that the violation of such covenants will cause immediate and irreparable harm and injury to Buyer and/or Seller, as the case may be.

SECTION 13.  DEFAULT

         13.1 Seller's Default. If Seller defaults under any of the terms or provisions of this Agreement or in the observance or performance of any of Seller's obligations hereunder after any applicable cure period, Buyer shall be entitled to pursue and enforce any and all of Buyer's rights and remedies, whether at law, in equity or otherwise, including without limitation for a decree of specific performance or appropriate injunctive relief, as Buyer in its sole discretion may determine.

         13.2 Buyer's Default. If Buyer defaults under any of the terms or provisions of this Agreement or in the observance or performance of any of Buyer's obligations hereunder after any applicable cure period in accordance with the terms and conditions of this Agreement (other than the conditions precedent to Buyer's obligation to close set forth in Section 10), Seller shall be entitled to demand, receive and retain the Deposits previously made by Buyer as liquidated damages in accordance with the terms of the Escrow Agreement and this Agreement, and shall have no other remedy, right or recourse against Buyer for such default.

SECTION 14.  ASSIGNMENT

         Neither this Agreement nor any of the rights, interests or obligations herein shall be transferred or assigned by either party without the prior written consent of the other party (not to be unreasonably withheld). The preceding sentence shall not apply to or limit Buyer's right to assign this Agreement to any entity which is (i) controlled by Buyer or (ii) a real estate investment trust which will provide the financing for Buyer to acquire and take title to the Assets hereunder. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, benefit, remedy or claim under or in respect of this Agreement or any provision contained herein.

SECTION 15.  NOTICE.

         All notices given under or with respect to the provisions of this Agreement shall be sent either by certified or registered mail, with return receipt requested and postage prepaid, or by independent courier service, in either case properly addressed to the intended party as follows and shall be deemed to have been given as of the date received:

         If to Seller:                      Senior Care of Wisconsin, Inc.
                                            100 Wilburn Road, Suite 207
                                            Sun Prairie, WI  53590
                                            Attn:  Michael S. Collins,
                                            Chief Financial Officer
                                            Phone: (608) 825-4507
                                            Fax: (608) 825-4506
         With a copy to:                    Axley Brynelson
                                            Manchester Place
                                            2 East Mifflin Street
                                            P.O. Box 1767
                                            Attn: Bruce L. Harms, Esq.
                                            Madison, WI 53701-1767
                                            Phone: (608) 257-5661
                                            Fax: (608) 257-5444

         If to Buyer:                       Balanced Care Corporation


                                            3507 Market Street, Suite 202
                                            Camp Hill, PA  17011
                                            Attn: Brad Hollinger, President
                                            and CEO
                                            Phone: (717) 731-8464
                                            Fax: (717) 731-9179

                                            With a copy to:

                                            Balanced Care Corporation

                                            3507 Market Street, Suite 202
                                            Camp Hill, PA 17011
                                            Attn: Robin L. Barber, Esq.
                                            Phone: (717) 731-8464
                                            Fax: (717) 731-9179

SECTION 16.  COOPERATION.

         Each of the parties hereto shall cooperate fully with the other party, both before and after the Closing, in performing their respective obligations and consummating the sale and purchase of the Assets, including but not limited to supplying any additional information or documents reasonably requested by the other party, and the execution, acknowledgment, delivery, filing and recording of statements, certificates, memoranda, instruments and other documents as may be necessary or appropriate to evidence or perfect Buyer's purchase and ownership of the Assets and carry out the provisions of this Agreement.

SECTION 17.  PAYMENT OF EXPENSES.

         Legal, accountings and other expenses incident to this Agreement incurred by Seller shall be paid by Seller; legal, accounting and other expenses incurred by Buyer shall be paid by Buyer.

SECTION 18.  PUBLIC ANNOUNCEMENTS.

         Except as may otherwise be provided herein, Seller and Buyer mutually agree that no party hereto shall make any release, publish or otherwise make available to the public in any manner whatsoever any announcement regarding the transactions herein contemplated without the prior written consent of Seller and Buyer, except for information reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated.

SECTION 19.  CONSTRUCTION.

         This Agreement constitutes and is the complete and final integration embodying the entire agreement between the parties hereto, and no promise, representation, agreement, condition or term not herein expressly set forth shall be deemed or permitted to vary, modify or otherwise change any of the provisions hereof unless made in writing after the date hereof and signed by both of the parties hereto. Nothing in this Agreement shall be construed to be or create an employment agreement between Buyer and any employee of Buyer after this Closing. The terms and provisions of the Letter of Intent between Seller and Buyer are incorporated herein by reference. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof. The captions of the several paragraphs herein contained are inserted solely for the purpose of convenience, and shall not limit, influence or affect the meaning or construction of any of the provisions hereof. Where herein used, the words "hereof", "hereunder", "hereto", and other similar compounds of the word "here" shall refer to this entire Agreement, unless the context otherwise clearly requires, and the singular shall include the plural and vice versa. This Agreement and each provision hereof shall be construed under and enforced in accordance with the laws of the Commonwealth of Pennsylvania, and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, Seller and Buyer, each intending to be legally bound hereby, have duly executed this Agreement on this day, month and year first above written.

                                     SELLER:

WITNESS/ATTEST:                      SENIOR CARE OF WISCONSIN, INC.

[Illegible]                          By: /s/ Rebecca C. Collins
------------------------                ----------------------------------
                                          Rebecca C. Collins, President


                                     BUYER:

WITNESS/ATTEST:                      BALANCED CARE CORPORATION

/s/ Robin L. Barber                  By: /s/ Robert J.  Sutton, Sr.
------------------------                ----------------------------------
                                        Robert J.  Sutton, Sr. Vice President